EXHIBIT 99.1

Frequency Electronics, Inc. Announces Third Quarter Fiscal Year 2009 Results

MITCHEL FIELD, N.Y., March 12, 2009 (GLOBE NEWSWIRE) -- Frequency Electronics, Inc. (Nasdaq:FEIM) reported net income for the third quarter of fiscal 2009, which ended January 31, 2009, was $99,000, or $0.01 per diluted share, compared to a net loss of $894,000 thousand, or ($0.11) per diluted share in the preceding quarter, and net income of $758,000 in the third quarter of fiscal 2008. Net loss for the first nine months of fiscal 2009 was $1.6 million, or ($0.19) per diluted share, compared to net income of $2.5 million in the same period of fiscal 2008, which included a pre-tax gain of $3.0 million on a sale of assets.

Revenues for the third quarter were $13.2 million, compared to $14.0 million for the preceding quarter and $17.1 million for the same period of fiscal 2008. Revenues for the first nine months of fiscal 2009 were $40.3 million compared to $50.1 million for the same period of fiscal 2008.

Operating loss for the third quarter of fiscal 2009 was $215,000, down from a loss of $994,000 in the preceding quarter, and compared to an operating profit of $805,000 in the third quarter of fiscal 2008. For the first nine months of fiscal 2009, operating loss was $2.5 million compared to a profit of $389,000 for the same period in the previous fiscal year.

Chairman of the Board General Joseph Franklin made the following comments: "These results reflect the significant progress the Company is making toward reaching healthy profitability. We have achieved major reductions in operating and manufacturing costs, approaching $10 million on an annualized basis, while maintaining our increased throughput capacity with advanced designs and automated processes. Along with significant improvements in schedule performance, these achievements will generate operating profits in the current fourth quarter of this fiscal year. Despite the ongoing economic downturn, our outlook for new business is still very positive for Frequency's products and technology. We continue to generate positive operating cash flow, recording almost $5 million in the quarter just ended. With over $12 million in cash and more than $50 million working capital, we will stay focused on preserving and strengthening this sound, secure financial position during these unpredictable times."

Reports on the Company's major business areas:

 --  Satellite Payloads: Revenues from this business area in the third quarter were essentially the same as in the two preceding
     quarters, representing just over 30% of overall revenues. U.S.
     Government space program revenues continued to grow, comprising over 80% of the total this past quarter. Commercial satellite program revenues continued to decline, reflecting tight credit conditions in commercial markets. However, bookings for
     commercial satellite programs in the current quarter indicate that this downtrend is reversing and Frequency revenues from commercial space programs will rise in the next fiscal year.

 --  U.S. Government/DOD non-satellite programs: Revenues from this business area declined moderately in the third quarter, and for the first nine months remained slightly below 20% of consolidated revenues. Development work continued on the major DOD programs that have been awarded to Frequency, involving secure
     communications, high resolution radar, and electronic
     intelligence. These programs are expected to generate significant growth for Frequency in fiscal 2010 and beyond.

 --  Telecommunications infrastructure: Revenues from this business area were less than 30% of consolidated revenues, down from over
     40% in the preceding quarter. For the nine months revenues decreased over 15% year-over-year. Virtually all of this decline was due to a drop in sales of wireless products. The Company expects wireless product sales to remain soft for the near term, but wireline product sales to increase during the current fourth quarter of this fiscal year. During the previous quarter,
     operational management and customer support for the US5G wireline synchronization system were consolidated and transferred to
     FEI-Zyfer in Garden Grove, California. This will result in a significant increase in FEI-Zyfer revenues going forward.

Reporting segments:

(Including inter-segment sales of $785,000 in the third quarter of fiscal 2009, $270,000 in the previous quarter, and $500,000 in the third quarter of fiscal 2008.)

 --  FEI-NY revenues were $9.5 million, compared to $9.8 million in the preceding quarter, and $11.8 million in the third quarter of fiscal 2008. The FEI-NY segment includes revenues from all major business areas.

 --  Gillam-FEI recorded revenues of $2.4 million for this quarter, compared to $2.7 million in the preceding quarter and $3.3 million in the third quarter of fiscal 2008. The Gillam-FEI segment includes revenues primarily from wireline
     telecommunications infrastructure and from other network
     management products

 --  FEI-Zyfer revenues were $2.1 million for this quarter, compared to $1.8 million for the preceding quarter and $2.4 million in the third quarter of fiscal 2008. The majority of FEI-Zyfer's sales are derived from U.S. Government/DOD programs.

Chief Financial Officer Alan Miller stated: "Our third quarter gross margin improved sequentially from the first half of fiscal 2009, but was not sufficient to generate an operating profit. Lower revenues negatively impacted margins but the revenue impact was partially offset by substantial reductions in other operating costs, including payrolls. These cost reductions will enable Frequency to continue to improve margins and we expect to report an operating profit in the final quarter of the year. During the two most recent quarters of fiscal 2009, Frequency generated positive operating cash flow of $7.4 million, completely offsetting negative cash flow reported in the first quarter of this year. We expect to remain cash flow positive for the balance of this year and into 2010."

Investor Conference Call

As previously announced, the Company will hold a conference call to discuss these results on Thursday, March 12, 2009, at 11:00 AM Eastern Time. Investors and analysts may access the call by dialing 1-800-344-6698. International callers may dial 1-785-830-7979. Ask for the Frequency Electronics conference call.

The call will be archived on the Company's website through April 13, 2009. The archived call may also be retrieved at 1-888-203-1112 (domestic) or 1-719-457-0820 (international) using Passcode ID 5438538.

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency control and synchronization products for space and terrestrial applications. Frequency's products are used in commercial, government and military systems, including satellite payloads, missiles, UAVs, aircraft, GPS, secure radios, SCADA, energy exploration and wireline and wireless communication networks. Frequency has received over 60 awards of excellence for achievements in providing high performance electronic assemblies for over 120 space programs. The Company invests significant resources in research and development and strategic acquisitions world-wide to expand its capabilities and markets. Subsidiaries and Affiliates: Gillam-FEI provides expertise in wireline network synchronization and SCADA; FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Asia provides cost effective manufacturing and distribution capabilities in a high growth market. Frequency's Morion affiliate supplies high-quality, cost effective quartz oscillators and components. Elcom Technologies provides added resources for state-of-the-art RF microwave products. Additional information is available on the Company's website: www.frequencyelectronics.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The Statements in this press release regarding the future constitute "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, consumer spending trends, reliance on key customers, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, competitive developments, changes in manufacturing and transportation costs, the availability of capital, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

             Frequency Electronics, Inc. and Subsidiaries
             Consolidated Condensed Summary of Operations

                                Quarter Ended       Nine Months Ended
                                 January 31,           January 31,
                               2009       2008       2009       2008
                            ---------  ---------  ---------  ---------
                               (unaudited)           (unaudited)
                              (in thousands except per share data)

 Net Revenues               $  13,208  $  17,055  $  40,297  $  50,105
 Cost of Revenues               9,749     11,600     30,932     34,710
                            ---------  ---------  ---------  ---------
   Gross Margin                 3,459      5,455      9,365     15,395

 Selling and
  Administrative                2,845      3,109      8,797      9,480
 Research and
  Development                     829      1,541      3,068      5,526
                            ---------  ---------  ---------  ---------
   Operating (Loss)
    Profit                       (215)       805     (2,500)       389
 Interest and Other,
  Net                             295        586        237      3,995
                            ---------  ---------  ---------  ---------
 Income (Loss) before
  Income Taxes                     80      1,391     (2,263)     4,384
 Income Tax (Benefit)
  Provision                       (19)       633       (696)     1,837
                            ---------  ---------  ---------  ---------
   Net Income (Loss)        $      99  $     758  $  (1,567) $   2,547
                            =========  =========  =========  =========

 Net Income (Loss)
   per Share:
     Basic                  $    0.01  $    0.09  $   (0.19) $    0.29
                            =========  =========  =========  =========
     Diluted                $    0.01  $    0.09  $   (0.19) $    0.29
                            =========  =========  =========  =========
 Average Shares
  Outstanding
     Basic                  8,097,899  8,714,104  8,381,424  8,702,755
                            =========  =========  =========  =========
     Diluted                8,097,899  8,780,308  8,381,424  8,782,763
                            =========  =========  =========  =========

             Frequency Electronics, Inc. and Subsidiaries
                 Condensed Consolidated Balance Sheets

                                              Jan. 31,       April 30,
                                                2009            2008
                                             ---------       ---------
                                                   (in thousands)
 ASSETS
 ------
 Cash & Marketable Securities                $  13,104       $  15,443
 Accounts Receivable                            13,913          10,271
 Costs and Estimated Earnings
  in Excess of Billings                          1,997           9,556
 Inventories                                    30,219          30,218
 Other Current Assets                            5,855           5,496
 Property, Plant & Equipment                     8,244           9,531
 Other Assets                                   16,557          16,405
                                             ---------       ---------
                                             $  89,889       $  96,920
                                             =========       =========

 LIABILITIES AND STOCKHOLDERS' EQUITY
 ------------------------------------
 Current Liabilities                         $   9,909        $ 12,077
 Long-term Obligations and Other                11,157          11,233
 Stockholders' Equity                           68,823          73,610
                                             ---------       ---------
                                             $  89,889       $  96,920
                                             =========       =========

CONTACT:  Frequency Electronics
          Alan Miller, CFO
          General Joseph P. Franklin, Chairman
          (516) 794-4500
          www.frequencyelectronics.com